As filed with the Securities and Exchange Commission on December 9, 2013

Registration No. 333-181718

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

US AIRWAYS GROUP, INC.	US AIRWAYS, INC.

(Exact name of registrant as specified in its charter)

Delaware	Delaware
(State or other jurisdiction of incorporation or organization)

54-1194634	53-0218143
(I.R.S. Employer Identification Number)

111 West Rio Salado Parkway Tempe, Arizona 85281 (480) 693-0800	111 West Rio Salado Parkway Tempe, Arizona 85281 (480) 693-0800

(Address of principal executive offices)

Kenneth W. Wimberly, Jr.

Vice President, Deputy General Counsel and Assistant Corporate Secretary

American Airlines Group Inc.

4333 Amon Carter Blvd.

Fort Worth, Texas 76155

(817) 963-1234

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

US Airways Group, Inc.:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

US Airways, Inc.:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-181718) (the “Registration Statement”) filed with the Securities and Exchange Commission on May 25, 2012 by co-registrants US Airways Group, Inc. (“US Airways Group”) and US Airways, Inc. (together with US Airways Group, the “Co-Registrants”), is being filed to deregister all unsold securities and guarantees of the Co-Registrants (the “Registered Securities”) that were registered under the Registration Statement.

On December 9, 2013, pursuant to the terms of the Agreement and Plan of Merger, dated as of February 13, 2013, as amended (the “Merger Agreement”), by and among US Airways Group, AMR Corporation (“AMR”) and AMR Merger Sub, Inc., a wholly-owned subsidiary of AMR (“Merger Sub”), Merger Sub merged with and into US Airways Group, and US Airways Group became a wholly-owned subsidiary of AMR (the “Merger”). As a result of the Merger, any offering pursuant to the Registration Statement has been terminated and the Co-Registrants hereby terminate the effectiveness of the Registration Statement. In accordance with an undertaking made by the Co-Registrants in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Co-Registrants hereby remove from registration the securities registered but unsold under the Registration Statement, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on the 9th day of December, 2013.

US AIRWAYS GROUP, INC.

By:	/s/ Derek J. Kerr
Derek J. Kerr
Executive Vice President and Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933.